Exhibit 99.(h)(4)

FORM OF AUTHORIZED PARTICIPANT AGREEMENT

AMERICAN BEACON SELECT FUNDS

This Authorized Participant Agreement (the “Agreement”) is entered into by and between Foreside Financial Services, LLC (the “Distributor”) and ____________ (the “Participant”) and is subject to acceptance by State Street Bank and Trust Company (the “Transfer Agent”), and is further subject to acknowledgement and agreement by American Beacon Select Funds solely on behalf of its series as to which Distributor serves as principal underwriter (the “Trust”), a series trust offering a number of portfolios (each a “Fund” and collectively the “Funds”), solely with respect to Sections 4(c), 5, 12(c) and 13 herein. Capitalized terms used but not defined herein are defined in the current prospectus for each Fund as it may be supplemented or amended from time to time and included in the Trust’s Registration Statement on Form N-1A, as it may be amended from time to time, or otherwise filed with the U.S. Securities and Exchange Commission (“SEC”) (together with such Fund’s Statement of Additional Information incorporated therein, the “Prospectus”).

The Distributor provides services as principal underwriter of the Funds acting on an agency basis in connection with the distribution of shares of beneficial interest of each Fund (the “Shares”). The Transfer Agent has been retained to provide certain transfer agency services and to be the order taker with respect to the purchase and redemption of Creation Units of Shares.

This Agreement is intended to set forth certain procedures by which the Participant may purchase and/or redeem Creation Units through the Federal Reserve/Treasury Automated Debt Entry System maintained at the Federal Reserve Bank of New York (the “Federal Reserve Book-Entry System”) and the Continuous Net Settlement (“CNS”) clearing processes of National Securities Clearing Corporation (“NSCC”) (as such processes have been enhanced to effect purchases and redemptions of Creation Units, the “CNS Clearing Process”) or, outside of the CNS Clearing Process, the manual process of The Depository Trust Company (“DTC”).

Nothing in this Agreement shall obligate the Participant to create or redeem one or more Creation Units of Shares, to facilitate a creation or redemption through it by a client of a Participant (“Participant Client”), or to sell or offer to sell the Shares.

The parties agree as follows:

1.	STATUS, REPRESENTATIONS AND WARRANTIES OF PARTICIPANT

(a)       The Participant represents and warrants that it has the ability to transact through the Federal Reserve Book-Entry System and, with respect to orders for the purchase of Creation Units (“Purchase Orders”) or orders for redemption of Creation Units (“Redemption Orders” and, together with Purchase Orders, the “Orders”), (i) through the CNS Clearing Process, because it is a member of NSCC and a participant in the CNS System of NSCC, and/or (ii) outside the CNS Clearing Process, because it is a DTC participant (a “DTC Participant”). Any change in the foregoing status of the Participant shall automatically and immediately terminate this Agreement. The Participant shall give prompt written notice of any such change to the Distributor and the Transfer Agent. Purchase Orders or Redemption Orders submitted prior to such change in status of the Participant will be processed or rejected in accordance with the Prospectus.

The Participant may place Orders either through the CNS Clearing Process or outside the CNS Clearing Process, subject to the procedures for purchase and redemption set forth in the Prospectus and Section 2 of this Agreement.

(b)        The Participant represents and warrants that it is and throughout the duration of this Agreement will be: (i) a broker-dealer registered with the SEC, and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and acting in compliance with applicable FINRA rules; (ii) registered and/or licensed to act as a broker or dealer, as required under all applicable laws, rules and regulations in the other jurisdictions in which the Participant conducts its activities, or it is otherwise exempt; and (iii) a Qualified Institutional Buyer, as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “1933 Act”) and, to the extent that the securities received in a Redemption Order include 144A securities and the Participant is acting on behalf of a Participant Client, such Participant Client is also a Qualified Institutional Buyer. In the event of a change in the foregoing status of the Participant, the Participant shall provide the other parties with immediate written notice thereof, and they may terminate this Agreement at its discretion. Purchase Orders or Redemption Orders submitted prior to such change in status of the Participant will be processed or rejected in accordance with the Prospectus.

(c)       In the event Shares are authorized for sale in jurisdictions outside the several states, territories and possessions of the United States and the Participant offers and sells Shares in such jurisdictions, the Participant agrees to observe all applicable laws, rules and regulations of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the 1933 Act and the regulations promulgated thereunder, and to conduct its business in accordance with the FINRA rules, to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, the Shares. The Participant will not offer or sell Shares of any Fund in any state or jurisdiction where such Shares may not lawfully be offered and/or sold.

(d)        The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under certain interpretations of applicable U.S. federal securities laws. For example, depending on the facts and circumstances, because new Creation Units of Shares may be issued and sold by a Fund on an ongoing basis, a “distribution”, as such term is used in the 1933 Act, may be deemed to have occurred at any point. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, and under certain interpretations of applicable law, could be interpreted as resulting in it being deemed a participant in a distribution in a manner which could, under certain interpretations of applicable law, render it a statutory underwriter and subject it to the prospectus delivery and liability related provisions of the 1933 Act that normally would be applicable to a statutory underwriter. The Participant also understands and acknowledges that dealers who are not “underwriters,” but who effect transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus. Whether a person is an underwriter depends upon all of the facts and circumstances pertaining to that person’s activities, and for the avoidance of doubt, the Participant does not admit to being an underwriter of the Shares.

2.         EXECUTION OF PURCHASE AND REDEMPTION ORDERS

(a)      All Orders must comply with the procedures for Orders set forth in the Prospectus and in this Agreement, which includes any attachments. The Participant, the Distributor, and the Transfer Agent each agrees to comply with the provisions of the Prospectus, this Agreement, and the laws, rules, and regulations that are applicable to it in its role under this Agreement. If there is a conflict between the terms of the Prospectus and the terms of this Agreement, the terms of the Prospectus control.

(b)      Phone lines used in connection with Orders will be recorded. The Participant hereby consents to the recording of all calls in connection with the Orders, provided that the Participant may reasonably request that the recording party promptly provide to the Participant copies of recordings of any such calls, which have been retained in accordance with the recording party’s usual document retention policy. If a recording party becomes legally compelled to disclose to any third party any recording involving communications with the Participant, to the extent legally permitted to do so, such recording party shall provide the other parties with reasonable advance written notice identifying the recordings to be disclosed, together with copies of such recordings, so that they may seek a protective order or other appropriate remedy with respect to the recordings or waive its right to do so. In the event that such protective order or other remedy is not obtained, or the Participant waives its right to seek such protective order or remedy, the recording party will furnish only that portion of the recorded conversation that, according to legal counsel, is legally required to be furnished. The recording party shall not otherwise disclose to any third party any recording involving communications with the Participant without the Participant’s express written consent, except the recording party may disclose recordings involving communications with the Participant to a regulator or self-regulatory organization to the extent required by applicable law, rule, or regulation, or as part of a routine regulatory or self-regulatory examination. The parties agree that either party may use such recordings in connection with any dispute or proceeding between them and relating to this Agreement, provided that both parties have a copy of any recording to be used.

(c)        The Participant understands that a Creation Unit generally will not be issued until the requisite cash and/or the designated basket of securities (the “Deposit Securities”), as well as any applicable fee imposed on an Order (“Transaction Fee”) and taxes, are transferred to the Trust on or before the settlement date in accordance with the Prospectus.

3.          AUTHORIZATION OF TRANSFER AGENT

Solely with respect to Orders submitted through the CNS Clearing Process, the Participant hereby authorizes the Transfer Agent, or its designee, to transmit to the NSCC on behalf of the Participant such instructions, including share and cash amounts as are necessary with respect to the purchase and redemption of Creation Units, and Orders consistent with the instructions and Orders issued by the Participant to the Transfer Agent. The Participant agrees to be bound by the terms of such instructions and Orders as reported by the Transfer Agent or its designee to the NSCC as though such instructions were issued by the Participant directly to the NSCC; provided, however, that the Participant shall not be bound or held liable for any loss, damage, liability, cost or expense resulting from communication errors occurring between the Transfer Agent or its designee and NSCC to the extent that such instructions between the Transfer Agent or its designee and NSCC do not accurately reflect in all material respects the instructions communicated by the Participant to the Transfer Agent or its designee.

4.        MARKETING MATERIALS AND REPRESENTATIONS.

(a)       The Participant represents and warrants that it will not make any representations concerning a Fund, Creation Units or Shares, other than those consistent with the Prospectus or any Marketing Materials (as defined below) furnished to the Participant by the Distributor.

(b)     The Participant agrees not to furnish, or cause to be furnished by it or its employees, to any person, or to display or publish, any information or materials relating to a Fund or the Shares, including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials (“Marketing Materials”), unless (i) such Marketing Materials: (a) are either furnished to the Participant by the Distributor, or (b) if prepared by the Participant, are consistent in all respects with the Prospectus and clearly indicate that such Marketing Materials are prepared and distributed solely by the Participant, and (ii) Participant and such Marketing Materials prepared by the Participant comply with applicable FINRA rules and regulations. The Participant shall file all such Marketing Materials that it prepares with FINRA, if required by applicable laws, rules or regulations.

(c)      The Trust represents and warrants that (i) the distribution of the Shares as contemplated herein does not violate any statute, order, rule, or regulation of any governmental agency or regulatory or self-regulatory organization with jurisdiction over the Distributor and applicable to the Distributor’s role under this Agreement (ii) the Prospectus is effective, no stop order of the SEC has been issued, no proceedings for such purpose have been instituted or, to its knowledge, are being contemplated; (iii) the Registration Statement and the Prospectus conform in all material respects to the requirements of all applicable law and the rules and regulations of the SEC thereunder and do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iv) the Shares, when issued and delivered against payment of consideration thereof, as provided in this Agreement, will be duly and validly authorized, issued, fully paid and non-assessable; (v) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issuance and sale of the Shares, except the registration of the Shares under the 1933 Act, the registration of the Trust under the Investment Company Act of 1940, as amended (the “1940 Act”), and filings made in compliance with state blue sky laws; (vi) Shares will be approved for listing on a national exchange; (vii) it will not lend Fund securities pursuant to any securities lending arrangement that will prevent the Trust from settling a Redemption Order; (viii) any and all Marketing Materials prepared by the Trust and provided to the Participant in connection with the offer and sale of Shares shall comply with applicable law, including without limitation, the provisions of the 1933 Act and the rules and regulations thereunder and applicable requirements of FINRA, and will not contain any untrue statement of a material fact related to a Fund or the Shares or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and (ix) it will not name the Participant in the Prospectus, Marketing Materials, or on the Fund’s website without the prior written consent of Participant, unless such naming is required by law, rule, or regulation. If the Participant agrees to be identified in the Prospectus, Marketing Materials, or on a Fund’s website, within a reasonable amount of time upon the termination of this Agreement, (a) the Trust shall remove any reference to the Participant from the Prospectus and Marketing Materials, and (b) the Trust shall promptly update each Fund’s website to remove any identification of the Participant as an authorized participant of the Trust. For avoidance of doubt, Participant agrees that the Trust or Distributor may disclose that Participant is an authorized participant of a Fund other than in the Prospectus, Marketing Materials or on the Fund’s website.

(d)        Notwithstanding anything to the contrary in this Agreement, the term Marketing Materials shall not include (i) written materials prepared by the Participant that generally mention a Fund without recommending the Fund (including in connection with a list of products sold through Participant or in the context of asset allocations), (ii) materials prepared by and used for the Participant’s internal use only, (iii) brokerage communications, including correspondence and institutional communications, as defined under FINRA rules, prepared by the Participant in the normal course of its business, and (iv) research reports prepared by the Participant; provided, however, that any such materials prepared by Participant comply with applicable FINRA rules and regulations and other applicable laws, rules and regulations (“Section 4(d) Materials”).

(e)        Except as required by court order or requested by any regulatory or self-regulatory authority of competent jurisdiction, the Distributor agrees that it will not, without prior written consent of the Participant, (i) use in advertising or publicity any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Participant or any of its affiliates or (ii) represent that any product or any service provided or distributed by the Fund, Trust or the Distributor has been approved or endorsed by the Participant or any of its affiliates, or that the Participant acts as underwriter, distributor or selling group member with respect to the Shares. This Section 4(e) shall survive termination or expiration of this Agreement.

(f)         Each of the Distributor and the Participant agrees to provide to the other party such information as may be reasonably requested by the Distributor or the Participant, as the case may be, in connection with performing due diligence with respect to this Agreement. For the avoidance of doubt, each of the Distributor and the Participant will bear its own respective expenses incurred in connection with such due diligence.

5.         TITLE TO SECURITIES; RESTRICTED SHARES

The Participant represents and warrants on behalf of itself and any Participant Client that Deposit Securities delivered by it to the custodian and/or any relevant sub-custodian in connection with a Purchase Order will not be “restricted securities,” as such term is used in Rule 144(a)(3)(i) of the 1933 Act, and, at the time of delivery, the Fund will acquire good and unencumbered title to such Deposit Securities, free and clear of all liens, restrictions, charges and encumbrances, and not be subject to any adverse claims. The Trust represents that, upon delivery of a portfolio of Fund Securities (as defined below) to the Participant in connection with a Redemption Order, the Participant will acquire good, marketable and unencumbered title to such Fund Securities, free and clear of any and all liens, restrictions, hypothecations, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims, including, without limitation, any restriction upon the sale or transfer of such Fund Securities.

6.         CASH COMPONENT

The Participant hereby agrees that, in connection with a Purchase Order on behalf of itself or any Participant Client, it will make available on or before the contractual settlement date (the “Contractual Settlement Date”), by means satisfactory to the Trust, and in accordance with the provisions of the relevant Prospectus, immediately available or same day funds estimated by the Trust to be sufficient to pay the cash portion of the Order (“Cash Component”) as next determined after acceptance of the Purchase Order, together with the applicable Transaction Fee. Any excess funds will be returned following settlement of the Purchase Order. The Participant agrees to ensure that the Cash Component will be received by the issuing Fund in accordance with the terms of the applicable Prospectus, but in any event on or before the Contractual Settlement Date, and in the event payment of such Cash Component has not been made in accordance with the provisions of the Prospectus or by such Contractual Settlement Date, the Participant will pay the amount of the Cash Component, plus interest, computed at such reasonable rate as may be specified by the Fund. The Participant shall be liable to the custodian, any sub-custodian, or the Trust for any amounts advanced by the custodian or any sub-custodian to the Participant for payment of the amounts due and owing, including for the Cash Component. Computation of the Cash Component shall exclude any taxes, duties or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities, which shall be the sole responsibility of the Participant and not the Trust.

7.         ROLE OF PARTICIPANT

(a)      Each Party acknowledges and agrees that, for all purposes of this Agreement, the Participant will be deemed to be an independent contractor and will have no authority to act as agent for the Trust, Funds, or Distributor in any matter or in any respect under this Agreement. The Participant agrees to make itself and its employees available, upon reasonable request, during normal business hours to consult with the Trust, Funds or Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement, provided that the Participant shall be under no obligation to divulge or otherwise discuss any information that the Participant reasonably believes: (i) is proprietary in nature, or (ii) the disclosure of which to third parties would be in violation of applicable laws, rules, or regulations, or Participant’s contractual confidentiality obligations.

(b)       The Participant agrees, as a DTC Participant and in connection with any Purchase or Redemption Orders in which it acts on behalf of a third party, that it shall extend to such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with any Prospectus.

(c)       The Participant represents that from time to time, it may be a beneficial owner of Shares (“Beneficial Owner”). To the extent that it is a Beneficial Owner, the Participant agrees to irrevocably appoint the Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) the Participant’s beneficially owned Shares with no input from the Participant. The Distributor will vote (or abstain from voting) the Participant’s beneficially owned Shares in the same proportion (or abstentions) as the other beneficial owners of Shares of the applicable Fund or the Trust. The Distributor, as attorney and proxy for the Participant hereunder: (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. The Distributor may terminate this irrevocable proxy within sixty (60) days’ written notice to the Participant. This irrevocable proxy automatically renews with each proxy vote and terminates upon termination of the Agreement. The Distributor shall serve as an irrevocable attorney and proxy for the Participant for so long (and only so long) as this Agreement remains in effect. The appointment of the Distributor as attorney and proxy shall be deemed renewed each time Participant acquires Shares as a beneficial owner. This irrevocable proxy shall automatically terminate with respect to any series or the Fund as a whole, if the Distributor ceases to act as Distributor to any series or the Fund, as applicable.

(d)     The Participant represents and warrants that it has implemented, and agrees to maintain and implement on an on-going basis, an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001, each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Participant conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency.

8.        AUTHORIZED PERSONS OF THE PARTICIPANT

(a)      Concurrently with the execution of this Agreement, and from time to time thereafter as may be requested by the Funds, the Transfer Agent or the Distributor, the Participant shall deliver to the Funds and the Transfer Agent, with copies to the Distributor, a certificate in the format of Attachment A to this Agreement, duly certified by the Participant, setting forth the names and signatures of all persons authorized by the Participant (each an “Authorized Person”) to give Orders and instructions relating to any activity contemplated by this Agreement on behalf of the Participant. Such certificate may be relied upon by the Distributor, the Transfer Agent and the Funds as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Funds, Distributor and the Transfer Agent of a superseding certificate or of written notice from the Participant that an individual should be added to, or removed from, the certificate. Whenever the Participant wants to add an Authorized Person, revoke the authority of an Authorized Person, or change or cancel a PIN Number (as defined below), the Participant shall give prompt written notice of such fact to the Funds and the Transfer Agent, with a copy to the Distributor, and such notice shall be effective upon acknowledgement by the Funds, the Transfer Agent, and the Distributor.

(b)    The Transfer Agent shall issue to each Authorized Person a unique personal identification number (“PIN Number”) by which the Participant and such Authorized Person shall be identified and instructions to the Funds, Transfer Agent, and Distributor issued by Participant through the Authorized Person shall be authenticated. The Participant and each Authorized Person shall keep his/her PIN Number confidential and only those Authorized Persons who were issued a PIN Number shall use such PIN Number to identify himself/herself and to submit instructions for Participant, to the Funds, Transfer Agent and Distributor; provided that the Funds, the Distributor, and the Transfer Agent acknowledge and agree that certain employees of the Participant, such as those who work in legal, compliance, risk management, or other supervisory roles may have a reasonable need to know or may have incidental access to one or more PIN Numbers, and further provided that the Participant agrees to use commercially reasonable efforts to ensure that each such employee is restricted from using any such PIN Number to place orders hereunder except to the extent that such employee is an Authorized Person. If an Authorized Person’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon in writing by the Participant and the Transfer Agent. If an Authorized Person’s PIN Number is compromised, the Participant shall contact the Transfer Agent promptly in writing in order for a new one to be issued. Upon receipt of written notice as set forth in paragraph (a) of this section, the Transfer Agent agrees to promptly issue a PIN Number when the Participant adds an Authorized Person and shall promptly cancel a PIN Number when the Participant revokes a person’s authority to act for it.

(c)       The Transfer Agent and Distributor shall not have any obligation to verify instructions and Orders given using a PIN Number and shall assume that all instructions and Orders issued to it using an Authorized Person’s PIN Number have been properly placed, unless the Transfer Agent and Distributor have actual knowledge to the contrary because they received from the Participant written notice as set forth in paragraph (a) of this section that such person is no longer authorized to act on behalf of Participant. The Participant agrees that none of the Distributor, the Transfer Agent or the Funds shall be liable, absent gross negligence, bad faith or willful misconduct, for Losses (as defined below) incurred by the Participant as a result of the unauthorized use of an Authorized Person’s PIN Number, unless the Transfer Agent, Distributor, and the Funds previously received from Participant written notice to revoke such Authorized Person’s PIN Number as set forth in paragraph (a) of this section. This paragraph (c) shall survive the termination of this Agreement.

9.         REDEMPTIONS

(a)       The Participant understands and agrees that Redemption Orders may be submitted only on days that the Trust is open for business, as required by Section 22(e) of the 1940 Act.

(b)       The Participant represents and warrants that, as of the close of the business day on which it has placed a Redemption Order for the purpose of redeeming any Creation Units of any Fund, it or any party for which it is acting (whether a customer or otherwise, a “Participant Client”), as the case may be, (i) will own (within the meaning of Rule 200 of Regulation SHO) the requisite number of Shares of the relevant Fund or (ii) will have reasonable grounds to believe that the requisite number of Shares of the relevant Fund can be borrowed (as contemplated by Rule 203(b)(1) of Regulation SHO) such that, in either case, the Participant makes good delivery of the Shares to the Trust on or prior to the Contractual Settlement Date of the Redemption Order. In either case, the Participant acknowledges that: (i) it or, if applicable, its Participant Client, has or will have full legal authority and legal right to tender for redemption the requisite number of Shares of the relevant Fund to be redeemed as a Creation Unit on the Contractual Settlement Date; (ii) it has or, if applicable, its Participant Client has, full legal authority and legal right to receive the entire proceeds of the redemption on the Contractual Settlement Date; and (iii) if such Shares submitted for redemption have been loaned or pledged to another party or the subject of a repurchase agreement, securities lending agreement, or any other arrangement affecting legal or beneficial ownership of such Shares being submitted for redemption, there are no restrictions precluding the delivery of such Shares (including borrowed Shares, if any) for redemption, free and clear of liens, on the Contractual Settlement Date.

(c)      The Participant understands that Shares of any Fund may be redeemed only when one or more Creation Units are held in its or a Participant Client’s account.

(d)       In the event that the Distributor, Transfer Agent and/or the Trust reasonably believes in good faith that a Participant would not be able to deliver the requisite number of Shares to be redeemed as a Creation Unit on the settlement date, the Distributor, Transfer Agent and/or Trust may, without liability, reject the Participant’s Redemption Order.

(e)      In the event that the Participant receives securities in connection with a Redemption Order (“Fund Securities”) the value of which exceeds the value of the applicable Creation Unit at the time of redemption, the Participant agrees to pay, on the same business day it is notified, or cause the Participant Client to pay, on such day, to the applicable Fund an amount in cash equal to the difference or return such Fund Securities to the Fund, unless the parties otherwise agree.

10.       BENEFICIAL OWNERSHIP

(a)      The Participant represents and warrants on behalf of itself or its Participant Client, as applicable, that, based upon the number of outstanding Shares of any particular Fund, it does not, and will not in the future as the result of one or more Purchase Orders, hold for the account of any single Beneficial Owner, or group of related Beneficial Owners, 80 percent or more of the currently outstanding Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to sections 351 and 362 of the Internal Revenue Code of 1986, as amended. For these purposes, Deposit Securities it holds as a dealer and as inventory in connection with its market making activities will be treated as securities of a single Beneficial Owner that is not part of a group of related Beneficial Owners.

(b)       The Participant agrees that a Fund, the Distributor, and the Transfer Agent have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Shares by such Participant and Participant Clients, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund’s currently outstanding Shares by a Beneficial Owner.

11.        OBLIGATIONS OF PARTICIPANT

(a)       Pursuant to its obligations under the federal securities laws, the Participant agrees to maintain all books and records of all sales of Shares made by or through it and to furnish copies of such records to the Trust, Transfer Agent and/or the Distributor upon their reasonable request, subject to redaction for any privacy obligations owed to its clients, as applicable to such client.

(b)    The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation and that it will maintain such procedures throughout the term of this Agreement. Where information provided by the Participant includes Personal Information (as defined below), the Participant represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. “Personal Information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security or other tax identification number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account, or (iii) any other non-public personal information within the meaning of applicable law or regulation.

(c)       The Participant represents, covenants, and warrants that it has taken affirmative steps as necessary so that during the term of this Agreement it will not be deemed an affiliated person of a Fund, a promoter or principal underwriter of a Fund or an affiliated person of such persons except under Section 2(a)(3)(C) of the 1940 Act due to ownership of Shares, including due to its grant of an irrevocable proxy with respect to the Shares to the Distributor.

12.       INDEMNIFICATION

This Section 12 shall survive the termination of this Agreement.

(a)      The Participant hereby agrees to indemnify and hold harmless the Distributor, the Trust, the Funds, the Transfer Agent, their respective subsidiaries, affiliates, directors, trustees, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Participant Indemnified Party”), from and against any claim, loss, liability, cost, or expense (including reasonable attorneys’ fees) (“Loss”) incurred by such Participant Indemnified Party as a result of (i) any material breach by the Participant of any provision of this Agreement; (ii) any material failure on the part of the Participant to perform any of its obligations set forth in this Agreement; (iii) any material failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations in relation to its role as an authorized participant under this Agreement; (iv) actions of a Participant Indemnified Party taken in reasonable reliance upon any instructions reasonably believed by such Participant Indemnified Party to be genuine and to have been given by the Participant, except to the extent that such notifications or representations were given by an Authorized Person whose authority had been previously revoked by the Participant in accordance with Section 8, and such revocation was received in accordance with Section 8 reasonably prior to the transmittal of such instructions; (v) Section 4(d) Materials; or (vi) the Participant’s failure to complete an Order that has been accepted. The foregoing shall not apply to any Losses incurred by any Participant Indemnified Party arising out of any Participant Indemnified Party’s own bad faith, willful misconduct, or gross negligence of its duties hereunder.

(b)      The Distributor hereby agrees to indemnify and hold harmless the Participant, its affiliates, directors, partners, members, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Party”) from and against any Loss incurred by such Distributor Indemnified Party as a result of: (i) any material breach by the Distributor of any provision of this Agreement that relates to the Distributor; (ii) any material failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (iii) any material failure by the Distributor to comply with applicable laws, rules and regulations, including rules and regulations of self-regulatory organizations, in relation to its role as principal underwriter of the Trust under this Agreement; (iv) actions of a Distributor Indemnified Party taken in reasonable reliance upon any instructions or representations made in accordance with the Prospectus and this Agreement reasonably believed by such Distributor Indemnified Party to be genuine and to have been given by the Distributor. The foregoing shall not apply to any Losses incurred by any Distributor Indemnified Party arising out of any Distributor Indemnified Party’s own bad faith, willful misconduct or gross negligence of its duties hereunder.

(c)       The Trust hereby agrees to indemnify and hold harmless the Participant, its respective affiliates, directors, partners, members, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Trust Indemnified Party”) from and against any Loss, as may be limited by Section 13 hereof, incurred by such Trust Indemnified Party as a result of any breach by the Trust of its representations in Section 4(c). Shares may represent interests in a separate Fund, the assets and liabilities of which are separate and distinct. Any indemnification provided under this Section 12(c) with respect to the Shares of each Fund shall be limited to the corresponding assets of such Fund. Each Trust Indemnified Party is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Amended and Restated Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of that Fund. Each Trust Indemnified Party further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Board or any individual Trustee of the Trust.

13.       LIMITATION OF LIABILITY

This Section 13 shall survive the termination of this Agreement.

(a)      In no event shall any party be liable for any special, indirect, incidental, exemplary, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of revenue, loss of actual or anticipated profit, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of market share, loss of goodwill or loss of reputation), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any party be liable for the acts or omissions of DTC, NSCC or any other securities depository or clearing corporation.

(b)       No party shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; sabotage; epidemics; pandemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; or governmental actions or shutdowns.

(c)       The Distributor, the Trust, and the Transfer Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized under this Agreement and upon any written or oral instruction, notice, request, direction or consent reasonably believed by them to be genuine.

(d)       Except as provided by Section 12, in the absence of bad faith, gross negligence or willful misconduct on its part, the Transfer Agent, whether acting directly or through its agents, affiliates or attorneys, shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in good faith in the performance of its duties hereunder.

(e)        The Distributor shall not be liable for any action or failure to take any action with respect to the voting matters set forth in Section 7(c).

(f)     Neither Participant, Distributor, Trust or Transfer Agent shall be liable to each other, as applicable, for any damages under this Agreement arising out of (i) mistakes or errors in data provided to the Trust, Participant, Distributor or Transfer Agent by any third party, provided that the third party was not relying on information provided to it by the Trust, Participant, Distributor or Transfer Agent, or (ii) interruptions or delays of electronic means of communications with the Trust, Participant, Distributor or Transfer Agent.

14.        INFORMATION ABOUT DEPOSIT SECURITIES

On each day that the Trust is open for business, through the facilities of the NSCC, the names and amounts of Deposit Securities to be included in the current Fund Deposit for each Fund will be published.

15.        RECEIPT OF PROSPECTUSES BY PARTICIPANT

The Participant acknowledges receipt of the Prospectuses and represents that it has reviewed and understands the terms thereof.

16.        CONSENT TO ELECTRONIC DELIVERY OF PROSPECTUSES

The Distributor may electronically deliver the Prospectus, annual or semi-annual report, or other shareholder information (each, a “Shareholder Document”) to persons who have effectively consented to such electronic delivery. The Distributor will deliver Shareholder Documents electronically by sending consenting persons an e-mail message informing them that the applicable Shareholder Document has been posted and is available on the Fund’s website and providing a hypertext link to the document.

The Participant consents to electronic delivery, and the Distributor shall electronically deliver all Shareholder Documents to the Participant at the e-mail address set forth on the signature page attached to this Agreement, unless and until the Participant provides written notice to the Distributor requesting otherwise. Until such notice is provided, the Participant can only obtain access to the Shareholder Documents electronically.

17.        NOTICES

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered as follows: by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by electronic mail or similar means of same day delivery. Unless otherwise notified in writing, all notices to a Fund shall be at the address or telephone number or electronic mail address indicated below the signature of the Distributor. All notices to the Participant, the Distributor, and the Transfer Agent shall be directed to the address or telephone number or electronic mail address indicated below the signature line of such party.

18.        EFFECTIVENESS, TERMINATION, AND AMENDMENT OF AGREEMENT

(a)        This Agreement shall become effective on the date set forth below and may be terminated at any time by any party upon sixty (60) days’ prior written notice to the other parties, and may be terminated earlier by a Fund, the Participant or the Distributor at any time in the event of a material breach by another party of any provision of this Agreement.

(b)        No party may assign its rights or obligations under this Agreement (in whole or in part) without the prior written consent of the other party, which shall not be unreasonably withheld.

(c)       This Agreement may not be amended, except by a writing signed by all the parties hereto. This Agreement is intended to, and shall apply to, each of the current and future Funds of the Trust, such that no amendment shall be required in the event that the Trust creates new Funds or terminates existing Funds, provided, however, that notice shall be provided to the Participant of such creation or termination of Funds.

19.        GOVERNING LAW

This Section 19 shall survive the termination of this Agreement.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof. The parties irrevocably submit to the personal jurisdiction and service and venue of any Delaware State or United States Federal court sitting in, Delaware having subject matter jurisdiction, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement.

20.        ARBITRATION

Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in the State of New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

21.       COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

22.       SEVERANCE

If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra-national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

23.       HEADINGS

Headings and sub-headings are included solely for convenient reference and shall not affect the meaning, construction, operation, or effect of the terms of this Agreement.

24.       ENTIRE AGREEMENT

This Agreement, which includes the attachments, supersedes any prior agreement between the parties with respect to the subject matter contained herein and constitutes the entire agreement between the parties regarding the matters contained herein.

[Signature page follows]

The duly authorized representatives of the below parties have executed this Agreement, the effective date of which shall be the date of the most recent signature below.

BY: Foreside Financial Services, LLC	ACCEPTED BY: State Street Bank and Trust Company as Transfer Agent
By: __________________________________________	By: _____________________________

Name: Teresa Cowan

Title: President

Address: Three Canal Plaza, Suite 100,

Portland, Maine 04101

Telephone: 207-553-7100

E-mail: etp-services@foreside.com

Date: ________________________________________

Name: Title: Address: Telephone: E-mail: Date: ____________________________ ACKNOWLEDGED AND AGREED, SOLELY WITH RESPECT TO SECTIONS 4(c) 12(c), and 13 HEREOF:

BY: [Name of Participant] DTC/NSCC Clearing Participant Code:	American Beacon Select Funds solely on behalf of its series identified on Attachment B, severally and not jointly
By: ______________________________________	By: _____________________________
Name: Title: Address: Telephone: E-mail: Date: ________________________________________	Name: Title: Address: 220 E. Las Colinas Blvd., Suite 1200, Irving, Texas 75039 Telephone: 8170391-6100 E-mail: rim.legal@resolutemanagers.com Date: ____________________________

ATTACHMENT A

AUTHORIZED PERSONS

American Beacon Select Funds

The following individuals are Authorized Persons (each an “Authorized Person”) authorized to give instructions relating to any activity contemplated by the Authorized Participant Agreement or any other notice, request or instruction on behalf of the Authorized Participant pursuant to the Authorized Participant Agreement between American Beacon Select Funds, State Street Bank and Trust Company, and [Participant], [NSCC/DTC #s:_________]

The Authorized Persons named herein shall be in addition to any current Authorized Persons list.

NAME(1)	TITLE(1)	SIGNATURE(1)	TELEPHONE NUMBER(1)	E-MAIL ADDRESS(1)	User Location (Country)	PERMISSION (2)*

*Permissions:

RO- Read-Only (Allows users to see account information and run reports, but not place trades)

ET – Execute Trades (Allows user to place trades directly on to Fund Connect)

(1)	Required information.
(2)	Required information to use the Web Order Site.

Signed on behalf of the Authorized Participant:

By:

Name:

Title:

Date:

ATTACHMENT B

LIST OF FUNDS

American Beacon AHL Trend ETF